Exhibit 99.1

NEWS RELEASE

Contact:        David Kimichik        Elise Chittick        Scott Eckstein
Chief Financial Officer        Investor Relations    Financial Relations Board
(972) 490-9600        (972) 778-9487    (212) 827-3766

ASHFORD HOSPITALITY TRUST AND ITS JOINT VENTURE PARTNER CONVERT LEASEHOLD INTEREST IN THE RENAISSANCE NASHVILLE HOTEL TO FEE SIMPLE OWNERSHIP AND ENTER INTO LEASE FOR ADDITIONAL MEETING SPACE
DALLAS, April 10, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that the Company, along with its joint venture partner, has entered into a series of Agreements with the City of Nashville and Davidson County relating to the 673-room Renaissance Nashville Hotel that include converting the joint venture’s leasehold interest in the hotel to fee simple ownership and a new, 30-year lease for approximately 80,000 square feet of additional meeting and pre-function space. The hotel is part of the Company's Highland Hospitality Portfolio of which Ashford has a 71.74% ownership interest.
The Agreements include converting the joint venture’s leasehold interest in the hotel, which was set to expire in 2087, to fee simple ownership, extending the current lease term of some adjacent facilities to 2112, and entering into a new, 30-year lease for 80,000 square feet of meeting space and pre-function space located at the existing Nashville Convention Center, which is adjacent to the hotel, all at no cost to the joint venture. By entering into the lease for the additional meeting space, the hotel will now be able to offer over 110,000 square feet of self-contained meeting and pre-function space to accommodate larger groups. Previously, the hotel offered 30,000 square feet of self-contained meeting space and had access to the newly leased space on an "as available" basis and paid additional rent for the use of that space.
Commenting on the announcement, Monty J. Bennett, Ashford's Chairman and Chief Executive Officer, said “We are very excited to complete this transaction with the City of Nashville and Davidson County given all the development currently taking place in downtown Nashville, including the highly anticipated new 1.2 million square foot Music City Center just two blocks from the Renaissance and scheduled to open the middle of this year. We expect the Renaissance Hotel to play a big part as Nashville becomes an even more attractive destination for groups and transient travelers alike. These Agreements also highlight the capabilities of our asset management team as we seek to maximize the value of our assets for our shareholders.”
The hotel is currently undergoing a value-added renovation for a total expenditure of approximately $20 million and will soon undertake an additional renovation of the newly leased meeting space that will be funded from existing capital reserves.
The Renaissance Hotel is located in Downtown Nashville. The property includes approximately 110,000 square feet of meeting and pre-function space, with two grand ballrooms, over 50 private access club floor rooms, a full service restaurant, two lounges, an indoor pool, gift shop, fitness room and business center. The Renaissance Hotel is conveniently within walking distance of the Bridgestone Arena, Tennessee Performing Arts Center and the Ryman Auditorium.
Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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